Exhibit 10.9

                     [LETTERHEAD OF KMPG BAYMARK STRATEGIES]

October 2, 1995

Mr. Vincent F. Santulli
Chairman and Chief Executive Officer
PORTA SYSTEMS CORP.
575 Underhill Boulevard
Syosset, NY 11791

Dear Mr. Santulli:

We are pleased to submit this letter agreement ("Agreement") which sets forth the terms and conditions under which KPMG BayMark Strategies LLC's Crisis Management Group ("KPMG BayMark") agrees to provide turnaround management and consulting services, including serving as interim management, to PORTA SYSTEMS CORP. ("Company".) In doing so, we will report directly to you.

Background

The Company manufactures fiber optic couplers, testing equipment, and connector products for the telecommunications industry. The Company has negative cash flow from operations and is unprofitable. Its sales have declined from $82 million in 1991 to $69 million in 1994, and it is extremely highly l everaged. The Company's shares are traded on the American Stock Exchange (ASE-PSI), although it is in danger of being de-listed due to not satisfying the required financial guidelines. The company's lender, Foothill Capital, has placed the Company in non-monetary default and has required it to susp end payments for 225 days on $36 million of 6% convertible subordinated debentures.

We met with you August 15 and discussed the major issues you saw facing the Company and your desire to increase shareholder value.

Qualifications

KPMG BayMark Strategies LLC is an independent firm in a strategic alliance with KPMG Peat Marwick LLP, the world's largest professional services firm. Our principals have an average of twenty years experience in the process of turnaround management, and have conducted engagements in most major industries. The combination of our skills in turnaround management and KPMG's resources offers a highly qualified and reliable solution to troubled company situations.

Management Team

As Managing Principal of KPMG BayMark's Crisis Management Group, I will personally direct this engagement. I will assume the title of Chief Operating Officer of the Company, direct the turnaround effort, and report directly to you as Chief Executive Officer. During the course of this engagement, I will ensure that the appropriate resources are brought to this engagement. These resources may include KPMG BayMark Strategies' associates, as welt as retaining other professionals under a separate sub-contract.

Approach

We will take a hands-on approach in conducting this engagement. Specifically, we will assess the financial viability, operations, risks, and opportunities at PORTA SYSTEMS CORP. In this regard we will make inquiries, survey facilities, conduct interviews with key personnel, and perform analysis on information made available to us. Our evaluation will be directed towards those business activities and related financial data you have identified as being of concern to you. This work will be performed with a view toward the development of specific short term and long term business strategies for P ORTA SYSTEMS CORP.

We will take whatever emergency actions are required to increase the chances that the Company can survive, diagnose the causes of failure, and assist you and the Board of Directors in deciding if the Company's performance can be improved, or if it would be better to sell or liquidate it. If the Boa rd and we agree that shareholder value can best be enhanced by improving the Company's performance, rather than selling it, we will restructure the business around a plan we develop, and manage the Company accordingly. We will use a three phase approach, as described below:

Phase One: Assume Management Responsibility

During Phase One, we will put in place a arrangement team that will lead the turnaround effort. As stated earlier in this Agreement, I will assume the title of Chief Operating Officer and report directly to you. Accordingly, you will include me as a named party on the Company's officers and directo rs, or similar, liability insurance policy. We will evaluate management, establish control of the Company's cash flow, and begin educating and motivating the management team for the effort that lies ahead.

In addition, we will take whatever actions are necessary to enable the Company to survive. These may include establishing positive operating cash flow as soon as possible, raising sufficient cash to implement the chosen turnaround strategy, and protecting and developing the resources needed to susta in the turnaround effort.

The Emergency Action Phase is a dynamic period. Many decisions are made as new facts are learned and circumstances unfold. Flexibility in decision-making is key to stabilizing the Company and developing a turnaround plan.

Typically, the initial assessment will be completed within the first thirty (30) days of our engagement, and we anticipate completion of Phase One in two to three months. However, unforeseen events may require us to spend more time to accomplish this phase.

Phase Two: Detailed Situation Analysis

During Phase Two, we will conduct a detailed situation analysis to determine the causes of decline. From this analysis we will determine whether or not the Company's financial performance can be systematically improved, the type of strategy most appropriate for the situation, and the form of an action plan for implementing the chosen strategy to increase shareholder value.

We will seek to determine if there is one or more core business around which a turnaround may be attempted; if adequate bridge financing is available; if adequate organizational resources are available; and if employees ca n be motivated to help improve the Company's performance. We will assess the strengths and weaknesses of the Company's financial, marketing, production, engineering, and organizational functions. We will assess the Company's strategic competitive position and develop a preliminary strategy that ref lects the circumstances.

Typically, we can complete Phase Two in about three months, however unforeseen circumstances may require us to spend more time to complete this phase.

Phase Three: Business Restructuring and Growth

During Phase Three, we will seek to restructure the Company in cooperation with all parties at interest, to focus on increased profitability and return on assets and equity. Usually, this process includes improving the financial, marketing, and production functions in an orderly and systematic man ner, while restructuring the Company for competitive effectiveness. We will develop reward and compensation systems that reinforce the turnaround effort, and motivate people to think "profits and return on investment."

In addition, we will seek to institutionalize the changes adopted thus far, with a strong emphasis on profitability, return on equity, and the enhancement of value-added processes. We will seek out opportunities for profitable growth and build the competitive strengths the Company will need to ex ploit such opportunities. As we enter Phase Three, we will have stopped the cash bleeding, lowered the break-even, restructured the Company to produce positive cash flow from operations, and begun the process of growing sales and profits to increase shareholder value.

Typically, we can complete Phase Three in six months to a year. However, unforeseen circumstances may require us to spend additional time to accomplish this phase.

As circumstances warrant, we will recruit managers who will oversee the day-to-day activities of the Company and report directly to me. At all times, I will be your direct contact for this engagement.

Fees

PORT SYSTEMS CORP. agrees to pay KPMG BayMark based on the value of our services. PORTA SYSTEMS CORP. agrees to pay KPMG BayMark a management fee of $250,000, payable at the rate of $20,000 on the first of each month for the first five months of the engagement and $15,000 on the first of each month for the remaining ten months of the engagement. This fee will be pro-rated to the date of acceptance for the current month. In addition, PORTA SYSTEMS CORP. agrees to pay KPMG BayMark "success fees" as follows:

Five percent (5%) of the Company's quarterly Earning Before Interest Taxes
(EBIT) at the end of each quarter during our engagement and for three (3) years immediately following the end of our engagement and termination of this agreement.

One percent (1%) of the face amount of total excess inventory bartered, liquidated, or otherwise disposed of as approved by the CEO of PORTA SYSTEMS CORP.

One-half percent (0.5%) of the face amount of total debt restructured or modified, excluding debentures.

Additionally, PORTA SYSTEMS CORP. agrees to pay KPMG BayMark all mutually agreed, out-of-pocket expenses. A separate invoice for out-of pocket expenses will be submitted monthly and is due and payable on receipt.

Indemnification

PORTA SYSTEMS CORP. agrees to indemnify KPMG BayMark Strategies LLC from any and all risks inherent in projects of this nature. Specifically, you agree to indemnify and hold harmless KPMG BayMark Strategies LLC, its principals, directors, officers, employees, agents, and controlling persons against and from any and all losses, claims, damages, or liabilities asserted against us in connection with our conclusions, advice, decisions, or actions resulting from our involvement with PORTA SYSTEMS CORP. We are conducting this engagement on a best efforts basis, and no guarantee can be made as to its outcome. Moreover, we are independent contractors and are not employees of the Company.

In addition, you agree that the Company will deposit its payroll taxes when due and furnish us a report bi-monthly demonstrating that all trust fund moneys have been deposited in accordance with Federal and State Tax requirements. The Company's failure to deposit trust fund moneys when due shall co nstitute a material breach of this Agreement. In such event, we will immediately withdraw from this engagement, and the termination terms listed below shall apply.

Termination/Expiration

The term of this Agreement is fifteen (15) months. Either party may terminate this Agreement at any time by giving the other party at least thirty (30) days written notice of such termination. If the Company terminates this agreement for any reason before the end of the ninth month, it shall pay t o KPMG BayMark the sum of $60,000 as an early termination fee. Notwithstanding the forgoing, the provisions concerning "success fees" shall survive any early termination by the sum of $60,000 as an early termination fee. Notwithstanding the forgoing, the provisions concerning "success fees" shall surv ive any termination by the Company for a period of one year from the date of termination, unless specifically stated otherwise under the "FEES" provisions of this agreement.

Survivability

All obligations resulting from the terms and conditions of this agreement shall remain in full force and effect and survive and convey in the event the company is sold, acquired, or otherwise experiences a change in ownership.

Exclusivity

PORTA SYSTEMS CORP. agrees that it has retained KPMG BayMark on an exclusive basis to provide it with turnaround management services. Accordingly, no other advisors, consultants, or intermediaries will be retained by the Company without the consent of KPMG BayMark. This provision does not apply to the Company's existing relationships with its attorneys, accountants, or investment bankers.

If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning to KPMG BayMark the enclosed copy of this letter, along with a check in the amount of $20,000, signifying your authorization to proceed.

We retain the right to unilaterally terminate this Agreement at the end of the thirty (30) day initial assessment in which case, this entire agreement will become null and void effective the date of such determination.

Very truly yours,

KPMG BayMark Strategies LLC

/s/ Edward R. Olson
- -----------------------
Edward R. Olson
Principal

Agreed to and Accepted By:

[ILLEGIBLE]
- --------------------------
Authorized Signature

Chairman, CEO
- --------------------------
Title

October 2, 1995
- --------------------------
Date 11-3-95